Exhibit 10.20

CREATIVE MEDICAL HEALTH, INC.

2007 W Peoria Ave Phoenix, Arizona 85029

November 11, 2016

Dr. Amit Patel

l040 Chartwell Ct.

Salt Lake City, UT 84121

Re:	Scientific Advisory Board Dear Amit,

This letter will confirm the agreement between you and Creative Medical Health, Inc. (the “Company”) to continue service as a consultant to the Company and its subsidiaries or affiliates and as a member of the Company’s Scientific Advisory Board (the “Advisory Board”), and will memorialize the terms originally agreed between us by written agreement entered into in approximately October 2011. After diligent search, neither you nor the Company has located a copy of the original agreement and the purpose of this letter is to set forth the terms and conditions of the original agreement. Therefore, the following term and conditions are agreed to by you and the Company and are effective retroactively, as applicable, to the commencement of services on the Advisory Board under the original agreement.

When requested by the CEO of the Company or Creative Medical Technology Holdings, Inc. (“CMTH”), you will provide your professional observations, questions, advice and recommendations, as appropriate, regarding any inquiry from the Company or CMTH involving your areas of professional expertise, so long as such inquiries are reasonable in frequency and timing, as determined by you at your reasonable discretion. You also agree that the Company and CMTH are authorized to publish your name and your engagement as a consultant to the Company and CMTH, and as a member of the Advisory Board, demonstrating the professional association between you and the Company and CMTH, but only in the manner and media previously approved by you, which approval shall not be unreasonably withheld. You acknowledge and agree, however, that your name and consultancy with the Company and CMTH and your current employment-related directorships and positions may be accurately disclosed by the Company and CMTH within private offering memoranda and public filings with the federal and state governments, as permitted or required by applicable law.

In exchange for both the provision of your consulting services to the Company and CMTH, your service on the Advisory Board, and your agreement to associating with the Company .and CMTH through publication of your name, employment and professional achievements in connection with any Company or CMTH publications, you will be paid $5,000 per month.

Excluding published or publicly available information, you acknowledge that in performing as a trusted consultant of Company and CMTH, or as a member of the Advisory Board, you may gain access to non-public information, directly or indirectly, about Company or CMTH, including, without limitation, their products, processes, inventions, experimental developments, formulae, testing methods, customer and supplier identification, product cost or profit information, financial information, and matters which although technically not trade secrets, the dissemination to or knowledge of others might prove prejudicial to the Company or CMTH, and any information received from third parties for which the Company or CMTH has responsibility to keep confidential (hereinafter referred to as “Confidential Information”). You agree that at all times during and after your consultancy, you will (i) bold in confidence and refrain from disclosing to any other party any Confidential Information, whether written or oral, tangible or intangible;

Dr. Amit Patel
November 11, 2016

(ii) use the Confidential Information solely in connection with your consultancy with the Company and CMTH, or membership on the Advisory Board, and for no other purpose; (iii) take all precautions necessary to ensure that the Confidential Information is not, and will not be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or CMTH, as applicable; and (iv) observe all security policies implemented by the Company and CMTH from time to time with respect to the Confidential Information. In the event that you are ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, you agree to provide the Company or CMTH, as applicable, with prompt notice of such request or order so that the Company or CMTH may seek to prevent disclosure. In the case of any disclosure, you agree to disclose only that portion of the Confidential Information that you are ordered to disclose.

Your services as a consultant and member of the Advisory Board are terminable by the Company at any time, with or without cause, and likewise you may resign at any time. Termination or resignation shall be effected by written notice to the other party.

Please confirm your agreement to the terms and conditions set forth above by executing and returning to the Company a copy of this letter. When executed by both parties, this letter agreement constitutes the entire understanding between us with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and agreements between us relating to the subject matter of this letter agreement.

Regards,

/s/ Timothy Warbington
Timothy Warbington, CEO

The foregoing terms and conditions are agreed to by the undersigned.

Date: November 15, 2016	/s/ Amit Patel
Dr. Amit Patel